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                                  EXHIBIT 99.1

                       PRESS RELEASE DATED MAY 19, 1998

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                                  EXHIBIT 99.1


                        [ULTRATECH STEPPER LETTERHEAD]

       ULTRATECH STEPPER ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENT
            TO ACQUIRE THE ASSETS OF INTEGRATED SOLUTIONS, INC.

     SAN JOSE, CA -- May 19, 1998 -- Ultratech Stepper, Inc. (NASDAQ/NM
Symbol: Ultratech Stepper, Inc. (NASDAQ:UTEK) today announced it has signed a definitive agreement to acquire the assets of Integrated Solutions, Inc. ("ISI"), a privately held manufacturer of i-line and deep ultra violet (UV) reduction lithography systems based in Tewksbury, Massachusetts and Austin, Texas. Terms of the agreement were not disclosed. The acquisition is expected to close within 30 days.

     Arthur W. Zafiropoulo, Chairman and Chief Executive Officer, stated, "The acquisition of ISI's assets positions Ultratech to offer customers a broader range of lithography solutions, including our patented 1X and e-beam technologies, and now i-line and deep UV reduction steppers. ISI's lithography products are an outstanding addition to our portfolio, as they offer the combination of productivity and cost-effectiveness that is the cornerstone of Ultratech's corporate strategy."

     "We expect to focus the reduction stepper products acquired on disk drive and selected semiconductor market applications," Zafiropoulo continued. The acquired products were developed under an R&D grant from Sematech, a consortium of semiconductor device companies with US government funding, which led the development of leading-edge lithographic process equipment.

     The reduction stepper product line will continue to operate in the Massachusetts location, which has experienced technical personnel to support the growth of this operation.

                                   -more-

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ULTRATECH STEPPER
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PROFILE

     Founded in 1979, Ultratech Stepper, Inc. designs, manufactures and markets photolithography equipment used worldwide in the fabrication of integrated circuits, micromachining devices, thin film heads for disk drives, and photomasks for the semiconductor industry. The company produces products that substantially reduce the cost of ownership for manufacturers in the electronics industry. The company's home page on the World Wide Web is located at WWW.ULTRATECH.COM.

     Certain of the statements contained herein may be considered forward-looking statements that involve risks and uncertainties, such as the failure to close the acquisition of ISI in a timely manner, ability to integrate operations as a result of an acquisition, ability to volume produce systems and meet customer requirements, dependence on new product introductions and commercial success of any new products, pricing pressures and extended payment terms, manufacturing inefficiencies and absorption levels, inventory obsolescence, economic and political conditions in Asia, risks associated with introducing new technologies, competition, and changes in technologies. Such risks and uncertainties are set forth in the Company's SEC reports including the Company's Annual Report on Form 10-K for the period ended December 31, 1997. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

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